PRICING SUPPLEMENT NO. 96-54 Dated July 15, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357



                          BENEFICIAL CORPORATION

                         Medium-Term Notes, Series H
                             (Book Entry Notes)


The Price to Public of these Medium-Term Notes, Series H, is 100% (as
a percentage of Principal Amount).  The Principal Amount,   Settlement
Date (Original Issue Date), Maturity Date and Interest Rate Per Annum are as follows:



                                                          Interest
Principal        	Settlement			        	Maturity	         Rate
Amount	           Date				              Date	             Per Annum

$15,000,000	     July 18, 1997	         July 19, 2002		     6.60%
$25,000,000	     July 18, 1997	         July 19, 2001		     6.50%
$ 5,000,000	     July 18, 1997	         July 19, 2004		     6.75%